EXHIBIT 99.1


COMMUNITY
CAPITAL                             NEWS
CORPORATION                         RELEASE
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For Further Information:
R. Wesley Brewer, Senior Vice President, CFO
864-941-8290 or email: wbrewer@comcapcorp.com
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Lee Lee M. Lee, Investor Relations
864-941-8242 or email: llee@comcapcorp.com
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September 6, 2000

FOR IMMEDIATE RELEASE

                          COMMUNITY CAPITAL CORPORATION
                        ANNOUNCES NEW CORPORATE STRUCTURE

Greenwood, SC - Community Capital Corporation (NASDAQ-AMEX: CYL) of Greenwood, South Carolina announced the restructuring of the company from a multi bank holding company to a one-bank entity. The five separate bank charters for Greenwood Bank & Trust, Clemson Bank & Trust, TheBank, Community Bank & Trust, and Mid State Bank, will be consolidated into CapitalBank.

CapitalBank will operate through its 17-branch network with combined assets of $425 million. The bank will retain its structure of five areas and each will be identified by their respective locations. Each of the five community regions will continue to be managed and led by their respective community President and Board of Directors.

Community Capital Corporation Board Chairman, Charles J. Rogers, announced that, "The restructuring is subject to regulatory approval and is expected to be completed by January 1, 2001. At that time William G. (Bill) Stevens will become the Chief Executive Officer and President of CapitalBank."

According to Stevens, "The banking and financial services industry is becoming more competitive almost daily, and we intend to make every effort to keep pace with the rapid changes that we face. We have had a community bank franchise for over a decade and will remain focused as a community bank. Our future structure places continued emphasis on local decision making which will enable us to deliver products and services faster and more efficiently. Our lending process will be streamlined which will significantly enhance the credit approval process.

This consolidation will generate many new opportunities for our employees, as they will be better empowered to make decisions locally. Customers throughout our 9 county, 17-branch network will immediately benefit from this change via their ability to transact banking business at any of our branches, 22 ATMs, or via our Internet banking product.

Community Capital Corporation is the holding company for Capital Trust Services Company, Clemson Bank & Trust, Community Bank & Trust, Greenwood Bank & Trust, Mid State Bank, and TheBank. The company's stock is traded on the American Stock Exchange under the symbol "cyl".
                               www.comcapcorp.com
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